                                                                    Exhibit 99.A

                                                                  Conformed Copy



                              CTF HOLDINGS LIMITED
                                      and
                          GRAND FINANCIAL HOLDING S.A.
                                      and
                              Eco Holdings Limited

                       --------------------------------

                            SHAREHOLDERS' AGREEMENT

                       --------------------------------

                               TABLE OF CONTENTS

                                                                      Page No
1.   INTERPRETATION................................................         4

2.   THE JOINT VENTURE.............................................         8

3.   COMPLETION....................................................         8

4.   CAPITAL OF THE COMPANY........................................         9

5.   TERMS OF SHAREHOLDER CONTRIBUTIONS............................        10

6.   MANAGEMENT OF THE COMPANY.....................................        10

7.   COMPETENCE OF THE SHAREHOLDERS' MEETING.......................        11

8.   RESOLVING DEADLOCKS AT SHAREHOLDERS' MEETINGS.................        12

9.   SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES..................        13

10.  FURTHER GUARANTEE TO SHAREHOLDERS IN RESPECT OF SUBSIDIARIES..        14

11.  DIVIDENDS.....................................................        14

12.  NEW SHAREHOLDERS..............................................        15

13.  CONFIDENTIALITY...............................................        15

14.  AUDITORS......................................................        16

15.  DURATION AND TERMINATION......................................        18

16.  FORCE MAJEURE.................................................        18

17.  NATURE OF AGREEMENT...........................................        19

19.  ADMINISTRATION................................................        20

20.  NOTICES AND SERVICE...........................................        20

21.  MISCELLANEOUS.................................................        21

22.  PROPER LAW AND JURISDICTION...................................        22

SCHEDULE 1: LIST OF ALFA ECO GROUP COMPANIES

SCHEDULE 2: PART ONE: RESERVED MATTERS SUBJECT TO APPROVAL BY SHAREHOLDERS

SCHEDULE 2: PART TWO: RESERVED MATTERS TO BE UNANIMOUSLY APPROVED BY THE COMPANY'S BOARD

SCHEDULE 2: PART THREE: RESERVED MATTERS TO BE APPROVED BY MAJORITY 50 PERCENT PLUS ONE VOTE AT GENERAL MEETINGS OF SHAREHOLDERS

SCHEUDLE 3: DISPOSAL OF SHARES

1. Rights of First Refusal
2. Tag-Along Rights
3. Change of Control
4. Put Option
5. Permitted Transfers

SCHEDULE 4: FORM OF SHARE PURCHASE AGREEMENT

SCHEDULE 5: FORM OF DEED OF ADHERENCE

SCHEDULE 6: CREATION OF A SEPARATE HOLDING COMPANY FOR INDUSTRIAL ASSETS OF THE ALFA ECO GROUP

SCHEDULE 7: FORM OF INITIAL SHARE PURCHASE AGREEMENT

ANNEX 1: CERTIFICATE OF INCORPORATION

ANNEX 2: MEMORANDUM OF ASSOCIATION

ANNEX 3: ARTICLES OF ASSOCIATION

This Agreement is made on 31 January 2002

BETWEEN:

(1) CTF HOLDINGS LIMITED, a company incorporated in Gibraltar under number 58115 and whose registered office is at Suite 2, 4 Irish Place, Gibraltar ("CTF")

(2) GRAND FINANCIAL HOLDING S.A., a company incorporated in Luxembourg under number 80 481 and whose registered office is at L-2449 Luxembourg, 11, Boulevard Royal ("GRAND")

(3) Eco Holdings Limited, a company incorporated in Gibraltar under number 71703 and whose registered office is at 28 Irish Town, Gibraltar (the "Company")

     collectively the "Parties"

WHEREAS the Company was incorporated in Gibraltar on 11/th/ November 1999 and at the date of this Agreement has an authorised share capital of US$500 (five hundred United States Dollars) divided into 500 (five hundred) ordinary shares of US$1.00 each being held by CTF and whose Certificate of Incorporation, the Memorandum of Association and Articles of Association are annexed to this Agreement marked "Annex 1", "Annex 2" and Annex 3 respectively.

AND the Company is the holding company of a group of companies based in Russia and other jurisdictions which are engaged in commodity trading and investment business and which are listed in Schedule 1.

AND CTF and GRAND have agreed to enter into a share sale and purchase agreement (the "Share Purchase Agreement") as outlined in Schedule 7.

AND the Company has agreed with CTF and GRAND that it will comply with the terms and conditions of this Agreement insofar as they relate to the Company,

NOW IT IS HEREBY AGREED as follows:

1.   INTERPRETATION

1.1  In this Agreement, unless the context otherwise requires:

     "A Director" means a director of the Company appointed in accordance with the Articles by the holder of a minority in nominal value of the A Shares;

     "Alfa-Eco Group" means the Company and any Subsidiary or any one of them;

     "Approved Institutions" means independent first-rate banks or other financial institutions regulated by the corresponding government authorities or self-regulating organisations in accordance with the applicable law as shall be agreed by the Shareholders;

     "Articles" means the new articles of association of the Company substantially in the form of the articles of association annexed to this Agreement and marked "Annex 3" to be adopted pursuant to Clause 3.3.1, as may be amended from time to time without contradicting letter or substance of this Agreement;

     "A Share" means an A share of US$1 in the share capital of the Company;

     "Associated Company" means a subsidiary company or holding company of a Shareholder, and a subsidiary company of such holding company;

     "Audited Accounts" means the Financial Statements of the Company audited by the Auditors for the financial year ending on the relevant balance sheet date;

     "the Auditors" means any of PricewaterhouseCoopers, Arthur Andersen, Deloitte Touche, Ernst & Young or KPMG who shall be appointed and who shall have accepted the appointment to carry out the audit of the Company's Financial Statement in compliance with the provisions of this Agreement;

     "B Director" means a director of the Company appointed in accordance with the Articles by the holder of a majority in nominal value of the B Shares;

     "Blocking Interest" means any interest in shares in any company which, whether directly or indirectly, confers in aggregate on the holders thereof 25 (twenty five) per cent plus 1 (one) vote or more of the total voting rights at all general meetings or confers other corresponding benefits attached to the shares in issue at the relevant time in the proportions aforesaid, in particular, the right or the possibility to block the making of decisions at the general meeting of shareholders on any matter;

     "the Board" means the board of directors (as constituted from time to time) of the Company;

     "the Book Value" means the book value of the Company determined by the Auditors by reference to the last Audited Accounts prepared in accordance with International Accounting Standards;

     "B Share" means a B share of US$ 1 in the share capital of the Company;

     "Business Day" means a day (excluding Saturdays and Sundays) on which banks are open for business in New York, Luxembourg and Gibraltar;

     "the Business" means the business of the Company as outlined in sub-clause
     2.2 of this Agreement;

     "Completion" means performance by the parties of their respective obligations under Clauses 3.3 and 3.4 of this Agreement;

     "Controlling Interest" means any interest in (or rights, including the rights to such Controlling Interest) shares in any company which, whether directly or indirectly, confers in aggregate on the holders thereof 50 (fifty) per cent plus 1 (one) vote or more of the total voting rights at all general meetings or confers other corresponding benefits attached to the shares in issue at the relevant time in the proportion aforesaid;

     "Deed of Adherence" means a deed in the form set out in Schedule 5 or a deed in such other form as the Shareholders may agree;

     "Financial Statements" means the consolidated Financial Statements of the Company prepared in accordance with International Accounting Standards for each financial year, the period of which is determined by Clause 14.1 of this Agreement.

     "Force Majeure" means any circumstances beyond the reasonable control of either party (including, without limitation, any strike, lock-out or other form of industrial action);

     "Independent Appraiser" means any of American Appraisers, Jones Lang LaSalle, DTZ Debenham Zadelhoff, Bovis Lend Lease or Nobble Gibbons who shall be approved by the Parties and the Company's Auditor provided that if the Parties are not able to agree on the appointment of the Independent Appraiser, his fee and other terms of his appointment within 45 (forty five) days from the date of a written notice given by the Party which initiates such appointment to the other Party, then the appointment shall be made from among the above list by the Company's Auditor at the expense of the Company;

     "Investment Assets" means assets owned by the Company, whether of a real or personal nature, purchased or held by the Company as investments and not used by the Company in the ordinary course of its trade or business;

     "Investment Assets Value" means the net value of any Investment Assets to be determined in accordance with the following procedure:

          If the Investment Assets are quoted on a recognised stock exchange or market (on an exchange or such quotation is determined on the over-the-counter market by at least two Approved Institutions and practice of the corresponding exchange or market), then the value of such Investment Assets shall be calculated as a mean arithmetic of the sale price quoted on the market over the period of 3 (three) months immediately before the valuation. If there exists more than one market for a certain Investment Asset, then the market having larger capitalisation shall be taken into account and the value shall be calculated as a mean arithmetic of the sale price quoted on such market over the period of 3 (three) months immediately before the valuation, and if there exists more than one quotation for a certain Investment Asset on such market, then the value of the corresponding asset on such market shall be determined as a mean arithmetic of two highest quoted sale prices offered on such market by independent professional mediators regulated in accordance with the applicable legislation.

          If the Investment Assets are not quoted on a recognised stock exchange or market or over-the-counter by two Approved Institutions or no independent arms length transactions with the Investment Asset have been entered into or completed between two or more unconnected parties which establish a value of the Investment Asset within a period of 3 months immediately before the date upon which the value is to be established for the purposes of this Agreement, the value shall be the Book Value of the Investment Asset ascertained by the application of the International Accounting Standards by an Independent Appraiser, at the election of GRAND either by reference to the historical cost value contained in the consolidated financial statements of the net assets (including companies controlled by or affiliated with the Company) or by revaluing any fixed and other assets as permitted by International Accounting Standards and such revaluation shall be included in the Consolidated Accounts by the Auditor.

     "Ordinary Business" in relation to a meeting of the members, means the transaction of any business mentioned in Part Three of Schedule 2 of this Agreement;

     "Price of the Shares" means the purchase price payable to the selling Shareholder by any Shareholder purchasing the Shares of another Shareholder under any relevant provisions of this Agreement to be calculated as a fraction of the Book Value of the Company adjusted for the Investment Assets Value, the numerator of which shall be the number of shares to be sold by such Shareholder to another Shareholder and the denominator of which shall be the total number of issued fully paid-up Shares in the Company;

     "Qualified Interest" means any interest in shares in any company which, whether directly or indirectly, confers in aggregate on the holders thereof 75 (seventy five) per cent plus one vote or more of the total voting rights at all general meetings or confers other corresponding benefits attached to the shares in issue at the relevant time in the proportion aforesaid;

     "Reserved Matter" means any matter referred to in Schedule 2;

     "Reserved Matter Unanimously Approved by the Company's Board" means any matter referred to in Part Two of Schedule 2;

     "Restricted Information" has the meaning given to that expression in Clause 13.1;

     "Shareholder" means persons who from time to time are lawfully entered by the Company into the register of members of the Company as holders of the Shares as required under Section 92 of the Companies Ordinance;

     "Shareholders' Approval" means the approval of the holders of no less than 75 (seventy five) per cent plus 1 (one) of the Shares of the total number of votes attached to the issued and fully paid-up voting Shares, unless otherwise expressly provided for in this Agreement;

     "Shares" means the A and B shares in the capital of the Company and any other shares in the Company issued from time to time, and includes stock except where a distinction between stock and share is expressed or implied;

     "Share Transfer Provisions" means the provisions of Schedule 3 relating to the transfer of Shares;

     "Special Business" means the transaction of any business mentioned in Part One of Schedule 2 of this Agreement requiring Shareholders Approval;

     "Subsidiary" means a subsidiary of the Company as defined in Section 119 of the Companies Ordinance from time to time and also, for the avoidance of doubt, includes any company or person specified in Schedule 1 to this Agreement;

     "Transaction Threshold" means the value of a transaction (one transaction or a series of related transactions or transactions having a substantially similar goal) the fair market value of which or for which the consideration payable or the liability thereby contracted, whether present future actual or contingent, equals or exceeds the greater of US$10 million (ten million United States Dollars) or its equivalent in another currency or, 25 (twenty five) per cent of the Book Value;

     "the Venturers" means CTF and the GRAND;

          In this Agreement, unless the context otherwise requires, any reference to:

          1.1.1 writing, or any cognate expression, includes a reference to any communication effected by telex, facsimile transmission, email, or any other electronic or similar means;

          1.1.2 a statute or a provision of a statute is a reference to that statute or provision as amended or re-enacted at the relevant time;

          1.1.3 a document "in the agreed form" is a reference to the form of the draft initialled for the purposes of identification on behalf of the parties;

     1.2 The headings in this Agreement are for convenience only and shall not affect its interpretation.

     2.   THE JOINT VENTURE

     2.1 The Venturers shall promote the Company as a joint venture between them on and subject to the terms of this Agreement.

     2.2 The business of the Company shall be the direct and indirect holding of shares of and in the companies of the Alfa-Eco Group with such variations and extensions of those activities as may be made from time to time in accordance with this Agreement.

     2.3 The Shareholders agree that the Company shall have autonomy to carry out its business in accordance with and subject to the terms of this Agreement including, but not limited to, the principles set out in
          Schedule 2.

     2.4 The Shareholders have further agreed on certain principles set out and contained in Schedule 6 of this Agreement for the future restructuring of the Company, its Investment Assets and trading operation and business.

     3.   COMPLETION

     3.1 Within thirty (30) Business Days after the execution of this Agreement ("the Completion Date"), the parties shall comply with their obligations under Clauses 3.3 and 3.4. of this Agreement.

     3.2 The Completion shall take place at the office of Triay & Triay at 28 Irish Town, Gibraltar at 12 noon on the Completion Date or at such other place or time as the Venturers may agree. Prior to the Completion the Venturers shall use their best endeavours to ensure that all permissions required in Gibraltar under the Companies (Taxation and Concessions) Ordinance for the allotment or transfer of any of the Shares to GRAND shall be applied for and obtained. For these purposes GRAND shall promptly deliver to Messrs Triay & Triay solicitors of 28 Irish Town Gibraltar all such documents and information concerning GRAND and its members as shall be required for the purposes of the application for the required permissions under the Ordinance aforesaid.

     3.3  At Completion:

          3.3.1 the Venturers shall procure that an extraordinary general meeting of the Company and the Board meeting is duly convened and held at which there is proposed and passed a special resolution of the Company and the Board;

                 (A) to adopt the Articles which shall be in compliance with this Agreement;

                 (B) to redesignate the 500 (five hundred) issued Ordinary Shares as 150 (one hundred fifty) A Shares of US$1 (one United States Dollar) each numbered 1 (one) to 150 (one hundred fifty) both inclusive and 350 (three hundred fifty) B Shares of US$1 each numbered 151 (one hundred fifty one) to 500 (five hundred) both inclusive.

          3.3.2 the Venturers shall procure that, to the extent permitted under the laws and customs of the Russian Federation, extraordinary general meetings of the companies of the Alfa Eco Group are duly convened and held at which special resolutions are proposed and passed to change the constitutional documents of these companies so that the manner of appointment and dismissal of the members of the board of directors shall, to the extent permitted, be on the same terms or reflect as accurately as reasonably possible the terms set out in the provisions of this Agreement and the Articles or that such other steps as are necessary are taken for that purpose;

          3.3.3 the Venturers shall deliver to the Company the duly executed Share Purchase Agreement and the relevant share transfer forms (the "Share Transfer Forms") in the agreed form;

          3.3.4 CTF shall transfer the A Shares to GRAND in accordance with this Agreement;

          3.3.5 The Company shall pass such other resolutions and do such other things as are necessary in order to comply with the provisions of Clause 3 and Schedule 2 of this Agreement.

     3.4 The Venturers agree that their respective rights in the Company shall be regulated by this Agreement and the Venturers undertake with one another, and the Company undertakes with each of the Venturers, that they will hold their Shares subject to and, in all respects, in compliance with the provisions of this Agreement and the Share Transfer Provisions.

     4.   CAPITAL OF THE COMPANY

     4.1  Immediately upon the provisions of Clause 3 being complied with:

          4.1.1 the B Shares shall continue to be held by CTF and the A Shares shall be transferred by CTF to GRAND;

          4.1.2 CTF as the holder of 350 (three hundred fifty) B Shares shall be entitled to and obligated to appoint two B Directors;

          4.1.3 GRAND as the holder of 150 (one hundred fifty) A Shares shall be entitled to and obligated to appoint one A Director;

          4.1.4 the Board shall (subject to the stock transfer form being duly stamped) approve the registration of the transfer or allotment of the B Shares to CTF and the A Shares to GRAND as referred to in 4.1.1,

          4.1.5 the Board shall pass such other resolutions and do such other things as are necessary in order to comply with the provisions of Clause 3 and Clause 4 of this Agreement.

     4.2 Each A Share and B Share shall have equal status and confer equal rights and obligations on their owners, except for the rights expressed in 4.1.2 and 4.1.3 hereof.

     5.   TERMS OF SHAREHOLDER CONTRIBUTIONS

     5.1  The Shares shall be subscribed for provided that:

          (A) all relevant information has been disclosed in full to the Shareholders regarding the Company's existing obligations assumed by the Company;

          (B) a director and the secretary of the Company have been appointed and have taken their office;

          (C) the A Directors and the B Directors have been appointed and taken office on the boards of the Company and all Subsidiaries of the Company;

          (D) the Company's Auditor has been selected, appointed and has taken office.

     6.   MANAGEMENT OF THE COMPANY

          BOARD OF DIRECTORS AND EXECUTIVE DIRECTOR

     6.1 The Company's Board shall consist of three persons. The following persons shall be initially appointed as directors to the Company's Board pursuant to the Articles:

          A Directors                             B Directors

          Mr Gleb Fetisov                         Mr Franz Wolf

                                                  Ms Alla Koudriavtseva

     6.2 The Business shall be managed and controlled by the directors of the Company subject always to complying with the provisions of and restrictions or limitations of authority contained in this Agreement and the Articles. The Board may by their unanimous decision appoint one of their members or any other person as a managing or executive director responsible for the day to day management of the business and to delegate such powers as shall be necessary for that purpose. Any such appointment will not under any circumstances in any way alter, amend or diminish the responsibility of the Board to comply with the provisions of this Agreement. A managing or executive director who is not a member of the Board shall not have the right to vote at meetings of the Board.

     6.3 The Board shall by a majority vote be competent and have the power to pass decisions on all matters of the Business, except for the matters which fall within the exclusive competence of the general meeting of shareholders as listed in Schedule 2 hereto or which expressly require a unanimous vote of the directors as provided in Schedule 2. Unless otherwise agreed in writing by an A Director and a B Director in any particular case, at least 7 (seven) clear days' notice of every meeting of the Board shall be given in writing to each A Director and B Director.

          The quorum for the meeting of the Board to transact any matter within the Board competence shall throughout the meeting be two, one of whom shall be an A Director and one of whom shall be a B Director.

          If such a quorum is not present within half an hour from the time appointed for the meeting, or if during the meeting such a quorum ceases to be present, the meeting of the Board shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed then if the business to be transacted thereat:

          is not a Reserved Matter, any 2 (two) directors present shall be a quorum;

          is a Reserved Matter, it shall be deemed to be and dealt with as if it were Special Business.

     6.4 Each director (including any managing or executive director) shall be obligated and entitled to make full disclosure to the Shareholders of any information acquired by the director relating to the Company that the Shareholders may from time to time require.

     6.5 The Executive Director shall be bound to perform all decisions of the Board of Directors.

     7.   COMPETENCE OF THE SHAREHOLDERS' MEETING

     7.1 If any matter referred to in Part 2 of Schedule 2 of this Agreement which is within the competence of the Board is not decided by the Board with the requisite approval and remains unapproved as aforesaid for a period of 25 (twenty five) days from the date upon which the matter was first considered by the Board at a duly constituted meeting, or if there is no quorum for such a meeting of the Board for the same period of 25 (twenty five) days, then on the expiry of the period aforesaid the matter shall no longer be within the competence of the Board and shall be resolved at a general meeting of the Company's Shareholders. Two members present in person or by proxy shall constitute a quorum of which one shall be or represent a holder of any of the A Shares and the other shall be or represent a holder of any of the B Shares.

          If such a quorum is not present within half an hour from the time appointed for the meeting, or if during the meeting such a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the shareholders may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed, then if the business to be transacted thereat:

          is Ordinary Business, the members present shall be a quorum;

          is Special Business, such adjourned meeting shall be dissolved and the provisions of Clause 8 as to deadlock shall apply.

     7.2 Schedule 2 to this Agreement also contains the list of matters which fall into the exclusive jurisdiction of the general meeting of the Company's Shareholders. Decisions on all matters shall be approved by 75 (seventy five) per cent plus 1 (one) vote or by 50 (fifty) per cent plus 1 (one) vote of the total number of votes representing the issued and fully paid-up shares in the Company, as more particularly provided in Schedule 2 unless another procedure for passing decisions is expressly provided for in this Agreement.

8.   RESOLVING DEADLOCKS AT SHAREHOLDERS' MEETINGS

8.1 Where a decision is approved by 70 (seventy) per cent (the "Non-Dissenting Shareholder") but is not adopted by a 75 (seventy five) per cent plus (1) one vote approval at a general meeting of the Company's Shareholders (taking into account only the total number of votes in respect of fully paid issued shares of shareholders), the Shareholders shall have 30 (thirty) days from the date of such meeting (the "Conciliation Procedure Term") to agree on the matter with requisite approval or otherwise to reach another unanimous decision. If the requisite approval or a unanimous decision is not reached within the Conciliation Procedure Term, the Shareholder who voted against the approval (the "Dissenting Shareholder") shall, within 14 (fourteen) days from the expiry of the Conciliation Procedure Term (the "Election Period"), be obliged to elect, by service of a written notice upon the non-Dissenting Shareholder, to:

     (1) accept the decision of the Non-Dissenting Shareholder and such acceptance shall be considered as resolving the deadlock between the Shareholders. The failure of the Dissenting Shareholder to serve a notice within the Election Period shall be deemed to be and shall operate as its acceptance of the Non-Dissenting Shareholder's decision; or

     (2) offer for sale all of its Shares in the Company (not part only) to a Non-Dissenting Shareholder at the Price of the Shares and the provision set out in paragraphs 4.2, 4.3 and 4.4 of Section 4 of
          Schedule 3 hereto shall apply to the procedure for the acceptance of such offer. Such notice given by the Dissenting Shareholder shall be irrevocable, unless all other Shareholders receiving the notice give their written consent to its withdrawal; or

     (3) offer for sale all of its Shares in the Company (not part only) to a Non-Dissenting Shareholder at any price to be stated in the notice which may not be less than the Price of the Shares, determined by the sole arbitrary decision of the Dissenting Shareholder (the "Sale Price"). Such notice given by the Dissenting Shareholder shall be irrevocable, unless all other Shareholders receiving the notice give their written consent to its withdrawal.

          If such notice given under sub-clause (3) of this clause 8.1 contains no indication of the purchase price, then the offer of sale shall be considered as having been made by the Dissenting Shareholder at the Price of the Shares in accordance with the rules set out in sub-clause 2 of this Clause.

8.2 Within 10 (ten) days from the date of the receipt of the notice given under sub-clause 3 of Clause 8.1, the Non-Dissenting Shareholder shall be bound and entitled to send on its behalf or if it so elects on behalf of the Company to the Dissenting Shareholder a written counter notice ("the Counter Notice") electing either for itself or the Company to accept the offer of the Dissenting Shareholder on the terms of the notice or to make a counteroffer to the Dissenting Shareholder to sell all (but not part only) of its own shares in the Company to the Dissenting Shareholder for the Sale Price in which case the Dissenting Shareholder shall become obliged to buy all such Shares (but not part only) from the Non-Dissenting Shareholder for the Sale Price. The respective obligations to sell and to buy the shares in the Company shall arise on the date of receipt by the Dissenting Shareholder of the Counter Notice.

8.3 If the Non-Dissenting Shareholder having received a notice under Clause 8.1, does not serve a Counter Notice, then the Non-Dissenting Shareholder shall become obliged to buy all the shares of the Dissenting Shareholder in the Company for the Sale Price, on the terms of the Notice as from the expiry of the 10 (ten) day period referred to in Clause 8.2 above.

8.4  Completion of the purchase and sale of the Shares in accordance with Clause
     8.2 or 8.3 of this Agreement and the payment of the price stated in the Notice to the selling Shareholder shall take place no later than 180 (one hundred eighty) days after the date, on which the respective rights and obligations arise as provided for in Clause 8.2 or 8.3 above. The Shareholders undertake to and shall take all such actions and do all such other acts and things as are necessary and sufficient to complete the purchase and shall, if necessary, consent to the holding at short notice of any meeting of shareholders required to be held for this purpose.

8.5 The form of the sale and purchase agreement for any sale of the Shares under this Clause 8 shall be as set out in Schedule 4 to this Agreement.

8.6 All costs and expenses including those related to the Auditors conducting the audit, incurred in connection with implementation of the purchase of the Shares under this Clause 8, shall be borne by the Company.

8.7 If the Non-Dissenting Shareholder elects that the Company shall accept the offer of the Dissenting Shareholder in circumstances, in which the Company is not permitted by law to purchase the Shares or the assumption of the obligation to buy or pay for the Shares may cause insolvency (full or partial) of the Company, then this Clause 8 shall be read and take effect as if reference to the "Company" is reference to the "Non-Dissenting Shareholder" and therefore the defined term the "Company" shall be substituted by the term the "Non-Dissenting Shareholder" and the acceptance of the offer by the Company shall be treated as an acceptance by the Non-Dissenting Shareholder.

8.8 If there is more than one other Shareholder for the purposes of this Clause 8, then the Shares shall be purchased in proportion to the number of Shares held by each of them respectively.

9.   SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

9.1 The Shareholders severally represent and warrant to each other and accordingly have the right to rely on such representations and warranties made by another Shareholder in this Agreement as of the date of this Agreement (and such representations and warranties shall be unconditional and may not be construed restrictively, nor withdrawn, changed or amended in any restrictive manner) that:

     (A) each Shareholder is a company duly incorporated and validly existing under the laws of the jurisdiction of its formation and has the right to execute and deliver this Agreement to another party and to perform this Agreement in accordance with its terms;

     (B) the execution, delivery and performance of this Agreement in accordance with its terms have been duly and validly authorised and approved in accordance with the corresponding requirements of the applicable law and the documents binding upon the corresponding Shareholder, and that the execution, delivery and performance of this Agreement in accordance with its terms does not and may not entail any event of default or violation of any obligation by any corresponding shareholder or any other persons or an early performance or a claim to perform early any obligation nor creation or crystallisation of any obligations under any instrument including obligations on the creation of rights to the shares in the Company or in a Subsidiary or the Company's Shareholders in favour of any person (other than the Company or other Shareholders) or obligations to dispose of assets of any such Companies or Subsidiaries or Shareholders or the obligation on the indemnity or other obligations causing or resulting in an unlimited liability of the Company, Subsidiaries or Shareholders to anyone;

     (C) the Shareholders have provided each other with all the information about the Company and its activities which may be material to them at the execution of this Agreement as well as upon the assumption of the obligations under this Agreement in accordance with its terms.

10.  FURTHER GUARANTEE TO SHAREHOLDERS IN RESPECT OF SUBSIDIARIES

10.1 The Shareholders shall use their best endeavours and shall act in good faith to develop the structure of the Alfa-Eco Group's capital and the structure of business relations between Subsidiaries and the Company in order to achieve an efficient organisational and business structure which allows for the distribution to the Company of a reasonable part of the profits or other gains or distributions gained by Subsidiaries or other associate companies having regard to the best interests of the Alfa-Eco Group as a whole, and to the laws and circumstances applicable to each Subsidiary or associate company.

10.2 A Shareholder holding no less than 10 (ten) per cent of the issued and paid-up capital of the Company shall be entitled at any time to demand that a general meeting be called in order to consider the introduction of amendments to the constitutional documents of Subsidiaries (including agreements executed by or which are to be executed by Subsidiaries as well as other transactions) in order to achieve such goals (whether at a meeting of the Company's Board of Directors or a general meeting of the Company's shareholders) and also to appoint to the boards of directors in all Subsidiaries its representatives at least in proportion to its share in the Company's capital (and maintain such representation as long as it holds shares in such proportion). The Company's Shareholders shall be obliged to ensure such representation and also the ability of such representatives to exercise their rights and duties in full at any time.

11.  DIVIDENDS

11.1 The profits gained by the Company shall be distributed as dividends or otherwise (after receiving the results of the financial year or at other times before the expiry of the financial year according to the decision of the meeting of the Company's Shareholders) in accordance with paragraph
     11.3 below and subject always to compliance with all the provisions of any applicable law.

11.2 Notwithstanding any other provisions of this Agreement, the Shareholders agree and undertake to ensure that any profits after tax (as follows from the corresponding consolidated financial statements of the Company confirmed by the Company's Auditor in accordance with International Accounting Standards and applicable law) which are to be paid out as dividends shall be payable in cash in the US dollars out of immediately available funds and if permitted by the applicable law without deductions or withholdings of any kind, with rights free from encumbrance, and free from liabilities of any kind, to the Company's shareholders no later than 30 June of each financial year following the financial year in which the Company gained the respective profit. Any profits which the Shareholders shall resolve to distribute as dividends in accordance with the provisions of this Agreement and applicable law in non-monetary form shall be distributed among the Company's shareholders no later than 30 September of the financial year following the financial year in which the corresponding profits were gained by the Company.

11.3 The Shareholders agree that the annual minimal amount of dividends which are subject to mandatory annual payment to the Shareholders shall be 80 (eighty) per cent of the total net profit of the Company after tax as determined in Clause 11.2 above, unless another amount of dividends is approved by the annual general meeting of the Company's shareholders. The balance of undistributed profit of the Company in the amount of 20 (twenty) per cent (unless another amount of such funds is approved by the Shareholders Approval) shall be applied for the purposes of capitalisation of the Company.

12.  NEW SHAREHOLDERS

12.1 No Shareholder shall be entitled to transfer any Shares or any beneficial interest therein, whether directly or indirectly, through a trust or nomineeship or otherwise, unless the Shareholder complies with the procedures set forth in Schedule 3 of this Agreement, the transfer is approved in compliance with the provisions of Schedule 3 of this Agreement, and the Shareholder further obtains all permissions required under the Companies (Taxation and Concessions) Ordinance.

12.2 The Venturers shall procure that no third party other than a Shareholder acquires shares in the Company (whether by allotment or transfer) other than where a person acquiring the Shares does so in accordance with this Agreement and enters into a Deed of Adherence duly executed and signed.

12.3 The Company shall not register any person as the holder of any of the Shares in the Company until both the provisions of the Companies (Taxation and Concessions) Ordinance in Gibraltar and of this Agreement have been complied with and further the Deed of Adherence has been executed by such third party acquiring an interest in the Shares; upon having been so registered, such person shall be deemed to be a party to this Agreement and shall acquire the rights and obligations of the Company's Shareholder.

12.4 If any of the Shares have been acquired by any person claiming to be a Shareholder who has acquired any interest in any of the Shares in violation of the provisions of this Agreement, such persons who purport to or have been granted such rights, may not participate in any general meeting of the Company and the quorum for the passing of resolutions at any such meeting of the Company shall be calculated with no account for the Shares in the Company held by such person.

13.  CONFIDENTIALITY

13.1 For the purposes of this Agreement "Restricted Information" means, in relation to each party to this Agreement ("the Recipient"), any information which is disclosed to that party by another party ("the Discloser") pursuant to or in connection with this Agreement, whether orally or in writing and whether or not the information is expressly stated to be confidential or is marked as such.

13.2 The Recipient undertakes with the Discloser that, except as provided by Clauses 13.3 and 13.4 or as authorised in writing by the Discloser, it shall, at all times during the continuance of this Agreement and after its termination:

      13.2.1 use its reasonable commercial endeavours to keep confidential all Restricted Information and accordingly not to disclose any Restricted Information to any other person;

      13.2.2 not use any Restricted Information for any purpose otherwise than as contemplated by this Agreement;

      13.2.3 not make any copies of, record in any way or part with possession of any Restricted Information; and

      13.2.4 ensure that none of its directors, officers, employees, agents or advisers commits any act that, if done by that party, would be a breach of the provisions of this Clause 13.2.

13.3  The Recipient may disclose any Restricted Information to:

      13.3.1  any bona fide transferee of the Recipient's Shares;

      13.3.2  any governmental or other authority or regulatory body; or

      13.3.3 any employees of that party or of any of the aforementioned persons to such extent only as is necessary for the purposes contemplated by this Agreement, or as required by law, and subject in each case to the Recipient using its reasonable commercial endeavours to ensure that the person in question keeps the same confidential and does not use the same except for the purposes, for which the disclosure is made.

13.4 Any Restricted Information may be used by the Recipient for any purpose, or disclosed by the Recipient to any other person, only to the extent that:

      13.4.1 after being disclosed by the Discloser, it is disclosed to the Recipient by any other person otherwise than in breach of any obligation of confidentiality owed to the Discloser; or

      13.4.2 it is at the date of this Agreement, or at any time after that date, becomes public knowledge, through no fault of the Recipient, provided that in making any disclosure the Recipient does not disclose any part of that Restricted Information which is not public knowledge.

13.5 The provisions of this Clause 13 shall continue in force in accordance with their terms, notwithstanding the termination of this Agreement for any reason.

14.   AUDIT AND INDEPENDENT APPRAISAL

14.1 The financial year of the Company begins on 1 January and ends on 31 December of the same calendar year.

14.2 Subject always to the provisions of Clauses 14.3 and 14.4 below, a Shareholder who objects to the Book Value or the Price of the Shares where this is relevant in the context of a sale or purchase of Shares under any of the provisions of this Agreement or in accordance with the terms of
     Schedule 3 of this Agreement, unless the context expressly requires otherwise, may, before making an offer to sell its Shares to the other Shareholder or otherwise requiring the other Shareholder or the Company to purchase its Shares and before the expiry of the time for acceptance of the offer send a notice to the Company that the Company at its own expense, appoint one of the Auditors ("the Withdrawal Notice") for the purpose of conducting an audit of the Financial Statements, and also may, in the same Withdrawal Notice, request the Company to request the Auditors to appoint an Independent Appraiser for the purpose of establishing the Investment Asset Value of an Investment Asset as may be appropriate by the operation of Clause 1 (but excluding, for the avoidance of doubt, any possible discount based on the fact that the Shares intended to be sold represent a minority holding in the Company ("the Withdrawal Review").

14.3 The right of a Shareholder to request an audit of the Financial Statements and/or valuation for the purposes of determining the Price of the Shares under Clause 14.2 above shall only apply if at the date of the Withdrawal Notice is given:

     14.3.1 the Auditors of the Company have not yet started preparing the audit of the Financial Statements; or

     14.3.2 the audit of the Financial Statements by the Auditors having commenced and the audit will not or in the opinion of the Auditors is not likely to be completed within a period of 90 (ninety) days from the date of giving the Withdrawal Notice; or

     14.3.3 the period since the last Audited Accounts were approved by the general meeting of the shareholders of the Company is greater than 90 (ninety) days.

14.4 For the avoidance of doubt, it is agreed that under no circumstances will the Financial Statements of the Company be required to be audited more than once for the same period. In any of the circumstances referred to in Clauses 14.3, the Book Value shall be determined by reference to the last Audited Accounts updated by the Financial Statements for the following quarters taking into account Investment Assets Value. Nothing in this
     Article 14 shall alter or impose any restriction or limitation on the procedures or terms established in accordance with Clause 1 of this Agreement for the determination of the Investment Assets Value of an Investment Asset.

14.5 The Company shall promptly comply with the request of any Shareholder properly made by service of the Withdrawal Notice under Clause 14.2 above and no later than 14 days from receipt of a Withdrawal Notice which has been properly served shall appoint Auditors and/or Independent Appraiser where applicable for those purposes on condition that the audit of the Financial Statements and any necessary valuation of an Investment Asset shall be completed within 2 (two) months from the appointment of the Auditors or Independent Appraiser (if such Independent Appraiser is to be appointed at the request of the Shareholder) and that the financial period subject to the Withdrawal Review shall end at least two months prior to the sending of the Withdrawal Notice to the other Shareholder (but taking into account Investment Assets Value as at the date of the Audited Accounts). Notwithstanding any provision of this Agreement to the contrary any material transactions to be entered into by the Company, its Subsidiaries which affect their respective assets may be negotiated, agreed, entered into or performed after such date and prior to the date of any transfer of the Shares only if such transaction and its terms are expressly agreed by all Shareholders.

14.6 In the event of sending the Withdrawal Notice, time shall stop running in respect of all periods provided for in this Agreement for the making or acceptance of offers for the purchase or sale of Shares and time limits shall be extended (a) for sixty (60) days, or (b) until the date on which the results of the audit are notified toto all Shareholders by the Auditor, whichever period shall be shorter.

14.7 If the Auditor or Independent Appraiser where applicable are not appointed in accordance with this Agreement or if such appointment is delayed for whatever reason, the Shareholder that sends the Withdrawal Notice shall where applicable have the right to appoint such Auditor and/or Independent Appraiser as the case may be in its own discretion with all costs of such appointment to be reimbursed in full by the Company to such Shareholder within 30 days from the date of the making available the report of the Withdrawal Review to all Shareholders and the Company.

14.8 Any Independent Appraiser appointed by the Company under this Article 14 shall act as experts and not as arbitrators and their decision as to the Investment Asset Value of an Investment Asset shall be final and binding on the Shareholders save in the case of manifest error or fraud.

15.  DURATION AND TERMINATION

15.1 The Parties have agreed that upon completion of this Agreement the Shareholders shall, for all purposes related to dividends or other payments to be made by the Company in right of Shares (but for no other purpose), be deemed to have been Shareholders in the Company in respect of the Shares owned by each respectively as from completion of this Agreement effective as of 1 July 2000.

15.2 Except as otherwise provided herein, this Agreement shall continue in full force and effect without limit in point of time until an effective resolution is passed or a binding order is made for the winding-up of the Company provided, however, that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares in compliance and non-violation of this Agreement save for any provisions hereof which are expressed to continue in force thereafter.

16.  FORCE MAJEURE

16.1 If any party is affected by Force Majeure that affects or may affect the performance of any of its obligations under this Agreement, it shall forthwith notify the other parties of its nature and extent.

16.2 No party shall be deemed to be in breach of this Agreement, or otherwise be liable to any other party, by reason of any delay in performance, or the non-performance, of any of its obligations hereunder, to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other parties, and the time for performance of that obligation shall be extended accordingly.

16.3 If the performance by any party of any of its obligations under this Agreement is affected by Force Majeure for a continuous period in excess of 6 (six) months, the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

17.  NATURE OF AGREEMENT

17.1 This Agreement is personal to the parties and none of them may assign, mortgage, charge or sub-licence any of its rights hereunder, or sub-contract or otherwise delegate any of its obligations hereunder, except as is expressly provided for in this Agreement and with the written consent of the other parties.

17.2 Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties or any of them nor shall this agreement create any liabilities for any of the parties except for those expressly contained herein.

17.3 This Agreement (including all Schedules and Annexes hereto) contains the entire agreement between the parties with respect to its subject matter and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

17.4 Each party acknowledges that, in entering into this Agreement, it does not do so in consideration of or in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and all conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law.

17.5 If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

17.6 No failure or delay by any party in exercising any of its rights under this Agreement shall be deemed to be a waiver thereof and no waiver of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

17.7 Where any provision of this Agreement applies expressly or by implication to the Company, the Shareholders shall procure that the Company complies with that provision.

17.8 If any provisions of the memorandum or the Articles at any time conflict with any of the provisions of this Agreement, the provisions of this Agreement shall prevail by the means set out in the following sentence. The parties shall whenever necessary, including in the case referred to in the preceding sentence, exercise all voting and other rights and powers available to them to procure the alteration of the memorandum and/or Articles to the extent necessary to permit the Company and its affairs to be carried out as provided in this Agreement. For the avoidance of doubt, the memorandum and the Articles do not conflict and are not to be treated as conflicting with any provision of this Agreement by which the parties agree to procure that anything be or not be done.

17.9 Each of the parties shall exercise all voting rights and other powers of control available to them in relation to the Company so as to procure (so far as each is respectively able to exercise such rights and powers) that at all times during the term of this Agreement the provisions concerning the structure and organisation of the Company and the regulation by the parties of its affairs set out in this Agreement are duly observed and given full force and effect and all actions required of the parties under this agreement are carried out in a timely manner. Without prejudice to the generality of the foregoing each party shall procure that each of its nominees who are (subject to their fiduciary duties) each of the directors appointed or deemed to be appointed by it under or pursuant to Clause 4 of this Agreement or under the Articles shall execute and do all such acts and things and give and confer all such powers and authorities as they would be required to execute, do, give and/or confer had they been a party and had covenanted in the same terms as the party for which they are a nominee, which appointed them as a director.

18.  ADMINISTRATION

18.1 Unless otherwise agreed by the Shareholders:

     18.1.1 the secretary of the Company shall be a company appointed no later than 30 (thirty) days from the date of this Agreement in accordance with the rules established by this Agreement;

     18.1.2 the registered office of the Company shall be at 28 Irish Town, Gibraltar.

18.2 The accounting reference date of the Company shall be the 31/st/ December.

19.  NOTICES AND SERVICE

19.1 Any notice or other information required or authorised by this Agreement to be given shall be given by:

     19.1.1  delivering it by hand;

     19.1.2  sending it by pre-paid registered post; or

     19.1.3 sending it by facsimile transmission, or comparable means of communication,

     to the relevant parties at the addresses referred to in Clause 19.5.

19.2 Any notice or information given by post in the manner provided by Clause
     19.1.2 hereof which is not returned to the sender as undelivered shall be deemed to have been served on the tenth day after the envelope containing it was so posted; and proof that the envelope containing any such notice or information was properly addressed, pre-paid, registered and posted, and that it has not been so returned to the sender, shall be sufficient evidence that the notice or information has been duly served.

19.3 Any notice or information sent by telex, cable, facsimile transmission or comparable means of communication shall be deemed to have been duly sent on the date of transmission, provided that a confirming copy of it is sent as provided in Clause 19.1.2 hereof to the relevant parties at the addresses referred to in Clause 19.5 hereof within 24 (twenty four) hours after transmission.

19.4 Unless the provisions of Clause 21.5 are applicable, service of any document for the purposes of any legal proceedings concerning or arising out of this Agreement shall be effected by any party or causing it to be delivered to the relevant party at the address of its registered or principal office, or to such other address as may be notified to it by that party in writing from time to time.

19.5 Addresses of the Parties to this Agreement:

     CTF Holdings Limited
     Suite 2, 4 Irish Place,
     Gibraltar
     Attn.: Franz Wolf
     Fax: +350 41988

     Eco Holdings Limited
     T&T Management Services Ltd.
     28 Irish Town,
     Gibraltar
     Attn.: Mr. Louis Lombard
     Fax: +350 72270

     GRAND FINANCIAL HOLDING S.A.
     c/o WILSON ASSOCIATES
     B.P. Box 742
     L-2017 Luxembourg
     Attn.: Miss Cindy Reiners

     Fax: +352 466 39 43 95

20.  MISCELLANEOUS

20.1 Unless the Shareholders have agreed otherwise, the Price of the Shares in respect of Shares to be sold and purchased under any provision of this Agreement shall be paid for in cash in US dollars.

20.2 Unless expressly provided otherwise under this Agreement, the completion of the sale of the Shares shall take place within 180 (one hundred eighty) days after the date on which the offer is accepted or is deemed to be accepted whichever shall happen sooner. A Shareholder, who is bound to pay for the Share or other securities, must prior to Completion transfer the full amount of the Price of the Shares into the account of the selling Shareholder, and such Shareholder shall accordingly submit to the purchasing Shareholder appropriately issued and executed instruments of transfer in respect of the Shares or securities, the rights to which are transferred, respectively.

20.3 Any Shares to be transferred under any provision of this Agreement shall be transferred free from any mortgage, charge, pledge or other encumbrance or third party rights or obligations and liabilities and with all rights attaching thereto (except for the rights, obligations and liabilities created by this Agreement).

20.4 It shall be a condition of any sale of the Shares made under any provision of this Agreement that all monies owed by the Company to the Shareholder which is transferring its Shares ("the Transferor") whether by way of loan, dividend, interest or otherwise, as shall be reflected in the Financial Statements or by way of off-balance sheet obligations or liability ("the Company Debt"), shall be repaid to the Transferor by the Company at the time of the transfer provided all other Shareholders agree to such early repayment. If other Shareholders do not agree to such early repayment, then the Transferor shall remain the Company's creditor in accordance with the original terms of the Company Debt in respect of which the Transferor was the creditor of the Company prior to the transfer of the Shares.

20.5 Where any consents or approvals of any government or other regulating authorities are required in order for any Shareholder to transfer or purchase the Shares (and also all necessary and desirable notification), each Shareholder hereby undertakes to use its best endeavours to obtain such consents or approvals (and to give all necessary and desirable notifications), including the signing of all documents necessary and desirable for such purposes.

20.6 The Shareholders hereby accept and acknowledge that under the provisions of the Companies (Taxation and Concession) Ordinance applicable in Gibraltar to the Company and any shareholders in it, it is necessary to obtain the prior written permission of the Financial and Development Secretary of the Government of Gibraltar to the allotment of any of the Shares in the Company and to their subsequent transfer or disposal of the Shares or any interest therein to any person whatsoever.

20.7 All costs and expenses other than taxes related to the transfer of shares shall be borne by the buying Shareholder unless this Agreement expressly requires otherwise. Each Shareholder shall pay for its own tax liabilities arising or incurred in connection with such transfer of the Shares in accordance with the applicable laws.

20.8 Each party shall from time to time (both during the continuance of this Agreement and after its termination) do all such acts and execute all such documents as may be reasonably necessary in order to give effect to the provisions of this Agreement.

20.9 The parties shall bear their own costs (including incidental costs) of the preparation, execution and implementation of this Agreement.

20.10 Except as required by law or the requirements of any stock exchange, no party shall make any press or other public announcement concerning any aspect of this Agreement without first coming to the agreement with the other parties on the content and text of that announcement.

21.    PROPER LAW AND JURISDICTION

21.1 This Agreement shall be governed by and construed in accordance with Gibraltar law.

21.2 The parties irrevocably agree that the courts of England shall have exclusive jurisdiction in relation to any claim, dispute, suit, or action ("Proceedings") which may arise out of or in connection with this Agreement and hereby irrevocably submit to such jurisdiction.

21.3 Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

21.4 Nothing in this Agreement shall affect the right of any party to bring Proceedings by way of interim injunctive relief and/or any other interim measures in the courts of any other jurisdiction in support of, or in relation to, any actual or intended Proceedings in the courts of England as provided for in this Clause, or the ability of the parties hereto to seek and obtain enforcement of any judgement of the courts of England in connection with this Agreement through the competent courts of any other jurisdiction.

21.5 Grand hereby confirms that it has appointed Herbert Smith of Exchange House, Primrose Street, London EC2A 2HS, United Kingdom ("Grand Process Notice

       Agent"), as its agent for service of process in England for the purposes of this Clause 21 of this Agreement, CTF hereby confirms that it has appointed Law Debenture Corporate Services Ltd. of Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom ("CTF Process Notice Agent") as its agent for service of process in England for the purposes of this Clause 21 of this Agreement, and Eco Holdings Limited hereby confirms that it has duly appointed Law Debenture Corporate Services Ltd. of Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom ("EHL Process Notice Agent") as its agent for service of process in England for the purposes of this Clause 21 of this Agreement. Each of Grand, CTF and the Company hereby confirms that they have secured the agreement of each of the Grand Process Notice Agent and CTF Process Notice Agent and the EHL Process Notice Agent respectively to act in the capacity prescribed by, and for the purposes of, this Clause 21 and that the service of a notice of process by one party on the agent of the other party at the address specified in this Clause 21 will constitute the proper service of notice of process under this Clause 21 and applicable law. Each party hereby undertakes to maintain its process notice agent in the United Kingdom at all times when the rights and obligations and liabilities under this Agreement remain outstanding, and to inform all parties should such agent be substituted by another agent and to notify promptly all parties of the name and address of such new agent in the United Kingdom.

Executed in three identical copies in English language, each having equal legal force, under hand the day and year first before written.

For and on behalf of                For and on behalf of
CTF HOLDINGS LIMITED                GRAND FINANCIAL HOLDING S.A.

/s/ Alla Koudrievtseva              /s/ Piers Hemy
Director                            Director


                                    /s/ Cindy Reiners
                                    Director


For and on behalf of
Eco Holdings Limited

/s/ Joseph Moss
Director

                                   SCHEDULE 1

                                   [OMITTED]
                                   ---------

                                  SCHEDULE 2

                                   PART ONE

             RESERVED MATTERS SUBJECT TO APPROVAL BY SHAREHOLDERS
             ----------------------------------------------------

1. Except in respect of any matter expressly provided for in this Agreement or provided for below in this Schedule, the following matters are Reserved Matters which are the Special Business and fall into the exclusive jurisdiction of the general meeting of the Company's shareholders and as such shall be adopted only with the Shareholders' Approval:

     1.1 the approval of any sale, transfer, disposition, mortgage or pledge of the Shares by any Shareholder;

     1.2 the use of profits (except as may be required by the laws applicable to the Company or its Memorandum and Articles of Association and as not restricted by this Agreement or a decision of the shareholders adopted in accordance with it), distribution of profits of the Company, including, without limitation, payment of dividends or distributions on the Shares or other securities of the Company;

     1.3 any material change in the nature and scope of the Company's business, the structure of relations between the Company and Subsidiaries and between them and Shareholders and also the structure and capital of the Alfa-Eco Group Companies;

     1.4 the appointment, and terms of engagement of any officer not being a member of the Board of the Company, including all managers and officers of the branches and heads of representative offices of the Company, and also the secretary of the Company and any change of its registered office;

     1.5 any material change in the Memorandum or Articles of Association of the Company and/or equivalent organisational documents of its Subsidiaries;

     1.6  any change of the Company's name;

     1.7 the appointment or dismissal and the terms of engagement of the Company's Auditor, if the Auditor does not meet the requirements referred to in sub-clause 1.1 of this Agreement;

     1.8 the merger, association, and reorganisation in any form whatsoever of the Company, Subsidiaries, their assets or business with another company which is not a Subsidiary or any other person or assets or liabilities of such another company or persons and also entering into a joint venture or profit-sharing agreement;

     1.9 the alteration of provisions on the principles of creation, the number and membership of the Board of Directors of the Company and Subsidiaries;

     1.10 any sale, transfer or disposition in whatever form of shares or other securities or rights (or rights in respect thereof) held by the Company in:

          - any Subsidiary with the book value exceeding the Transaction Threshold which sale, transfer or disposition results in the loss by the Company of either a Qualified Interest or a Controlling Interest in such Subsidiary; or

            - any associate company (being one in which the Company owns more than 20 percent and less than 50 percent of its entire equity capital) which sale, transfer or disposition results either in the loss of a Blocking Interest in that associate company or such associate company ceases to continue as an associate company and where the Company's share of the book value of such associate company (such share being determined as a percentage of the book value that is equal to the percentage that the number of shares or other securities giving the rights to the shares of such company belonging to the Company represents in the entire issued and fully paid up equity capital of the company in question) is equal to or exceeds the Transaction Threshold, or

            - any other company or entity or asset if the value or price of such shares, rights or asset, present or future, actual or contingent, is equal or exceeds Transaction Threshold.

               For the purposes of this paragraph 1.10 the book value shall be the book value of the Subsidiary or the associate company, as the case may be, as shall be determined by the Auditors by reference to the last audited accounts of such Subsidiary or the associate company, as the case may be, prepared in accordance with International Accounting Standards or, if such audited accounts do not exist at any relevant time, then the Company at the written request of any Shareholder and at it own expense shall use its reasonable efforts to cause such audited accounts be prepared within 60 Business Days from the date of the relevant Shareholder's request. Where such audited accounts are not available from an associate company, the consideration offered by an independent purchaser of the shares or other securities (or rights in respect thereof) of the relevant associate company shall be notified by the Company in writing to each Shareholder and save and except if any Shareholder objects in writing within 10 Business Days of receipt of the said notification the said consideration offered shall be deemed to be the book value. If any Shareholder objects as aforesaid, any sale, transfer or disposition in whatever form of the said shares or other securities (or rights in respect thereof) in the relevant associate company shall be Special Shareholder Business.

     1.11 provision in any form of a loan, credit or other financing or transfer of funds by the Company or Subsidiary if the value, amount or price of such financing or transfer is equal or exceeds Transaction Threshold;

     1.12 the consolidation, sub-division or alteration of any rights attached to any share capital of the Company, the purchase by the Company of its own shares, the reduction of its share capital, the capitalisation of any amount standing to the credit of any reserve of the Company or the reorganisation of any of the share capital of the Company;

     1.13 the increase, creation or issue of any share or loan capital or any obligation convertible into share capital or loan capital of the Company;

     1.14 the grant of any option or right in respect of the Shares or to subscribe for any share or loan capital of the Company;

     1.15 any decision to increase, create or issue any share or loan capital or any obligation convertible into share capital or loan capital of the Alfa Eco Group, if such increase, creation or issue result or may result in the loss of the Qualified, Controlling or Blocking Interest in such Subsidiary;

     1.16 any decision to change the Transaction Threshold;

     1.17 any decision to grant any option or right to subscribe for any share or loan capital of the Alfa Eco Group, if such granting result or may result in the loss of the Qualified, Controlling or Blocking Interest in such Subsidiary;

     1.18 any decision in respect of a matter specified in Part Two of this
          Schedule 2 on which the Company's Board of Directors is not able to adopt a decision in accordance with the provisions of this Agreement within 25 (twenty five) days from the date of the meeting of the Board of Directors, in which the matter was considered for the first time.

The Company shall not make or effect any resolution on any Reserved Matter specified in Part One of this Schedule 2 without Shareholder Approval.

                                   PART TWO

                  RESERVED MATTERS TO BE UNANIMOUSLY APPROVED
                            BY THE COMPANY'S BOARD

2. Except in respect of any matters expressly provided for in this Agreement or provided for below in this Schedule, the following matters are Reserved Matters To Be Unanimously Approved by the Company's Board:

     2.1 The entering into or authorisation of any borrowings or creation of debt or liability by the Company and/or Subsidiaries in any form in the amount equal to or greater than the Transaction Threshold (including, without limitation, provision or payment, if such provision or payment is outside of what has been specifically authorised in accordance with this Agreement, on or the issue or entering into a contract of guarantee, surety, compensation, indemnity, or guarantee or acceptance of a veksel (promissory note), as well as the acceptance, creation and/or performance on any off-balance sheet obligation or liability in any form, in the amount equal to or greater than the Transaction Threshold);

     2.2 approval of business-plans or budget/budgets of the Company and/or Subsidiaries;

     2.3 any investment or capital expenditure of the Company and/or Subsidiaries in an amount exceeding the sum of the existing budget (as approved by the Company in accordance with the paragraph 2.2 above) by more than the Transaction Threshold;

     2.4 the establishment of new subsidiaries or joint ventures by the Company or Subsidiaries;

     2.5 initiating and conducting material court proceedings (including decisions on bringing claims and actions and also execution of settlement agreements) for an amount equal to or exceeding the Transaction Threshold;

     2.6 whether by any act or omission of the Company or any Subsidiary or its attorneys the the acquisition, creation, sale, legal or physical transfer, encumbrance or disposal of assets or liabilities or obligations of the Company, its Subsidiaries if their value, price or amount, whether present, future, actual or contingent, is or may be equal to or exceeds the Transaction Threshold;

     2.7 the adoption of a decision on the management of Subsidiaries in particular in respect of the vote on matters put on the agenda of meetings of shareholders of Subsidiaries where the Book Value ( as defined in Part One of Schedule 2) of such Subsidiaries exceeds the Transaction Threshold;

     2.8 vesting any person with the power to appoint any director or official of the Company or Subsidiaries, to enter into any agreement governing the management of such Subsidiaries;

All the matters specified in Part Two of this Schedule 2 shall be Reserved Matters Unanimously Approved by the Company's Board.

The Parties confirm that the Company shall not accept or perform any decisions that were made in violation of the procedure or terms established by this Agreement.

                                  PART THREE

         RESERVED MATTERS TO BE APPROVED BY MAJORITY OF 50% PLUS ONE
                   VOTE AT GENERAL MEETINGS OF SHAREHOLDERS

3. The following matters are the Ordinary Business and shall fall within the exclusive jurisdiction of the general meeting of Shareholders and are resolved by a majority of 50 (fifty) per cent plus 1 (one) vote in the aggregate number of votes corresponding to issued and fully paid-up Shares:

     3.1 dismissal of any officer of the Company from his/her office including the removal of the Executive Director from that office but not as a member of the Board;

     3.2 appointment or dismissal and also the terms of employment of the Company's Auditor from among the Auditors specified in sub-clause 1.1 of this Agreement;

     3.3 actions on the initiation of the Company's liquidation provided that then there are no assets in the Company and the Company's business has been transferred into another company as agreed upon by the Shareholders; and

     3.4 approval and change of the accounting principles used by the Company and Subsidiaries.

The Company shall be liable to the Shareholders for complying with the corresponding control notification and authority requirements contained in this Agreement in order to make it impossible without the appropriate authority of the Shareholders as required by this Agreement to pass decisions on any Reserved Matters referred to in any Part of this Schedule 2. Such control and notification requirements include the provision of all information which is necessary and sufficient for the above purposes and also for the timely record keeping and notification of adopted decisions to Shareholders. The Company shall also be obliged to notify third parties who are in the course of entering into transactions, where they are assuming liability, of the necessity to obtain Shareholders' Approval or Unanimity Approval of the board if such transaction or assumption of liability is a Reserved Matter by reference to any part of
Schedule 2.

                                   SCHEDULE 3

                               DISPOSAL OF SHARES

1.   RIGHT OF FIRST REFUSAL


     1.1 If at any time any Shareholder (an "Offering Shareholder") intends to transfer any or all of its Shares (the "Offered Interest") to a third party, such Offering Shareholder shall first provide the remaining Shareholders or, at the election of the remaining Shareholders, provide to the Company ("the Offerees" which term shall include the Company if the remaining shareholder shall elect the Company as the purchaser) with the opportunity to exercise their pre-emption rights as set out in this Schedule 3 by service of a notice ("the Offer Notice") on the Offerees.

     1.2  The Offer Notice must stipulate:

          1.2.1 the date by which the Offerees must elect to purchase the Offering Shareholder's Shares, which date shall not be less than 30 (thirty) days and no more than 60 (sixty) calendar days later than the date of the Offer Notice (the "Transfer Date");

          1.2.2 the number of the Offering Shareholder's Shares together with that number expressed as a percentage of the total issued share capital of the Company;

          1.2.3 the price at which the Offering Shareholder proposes the Offerees be entitled to purchase the Offered Interest which shall be the same terms at which the Offering Shareholder intended to sell his Shares to the third party ("the Purchase Price") and the Purchase Price shall be no less than the Company's Book Value, as determined in the Audited Accounts for the last financial year, calculated as a fraction, the numerator of which shall be the number of Shares to be sold by the Offering Shareholder and the denominator of which shall be the total number of issued fully paid-up Shares in the Company;

          1.2.4 the date for the payment of the Purchase Price which shall be no earlier than the date for the payment of the Purchase Price which the Offering Shareholder intended to offer to a third party and shall give a reasonable period to the purchasing Shareholder being not less than 180 (one hundred eighty) days (the "Payment Date") provided that if the Payment Date shall be a date after the date offered to a third party by which the third party was required to pay the Purchase Price, then the purchasing Shareholder shall in addition to the Purchase Price pay to the Offering Shareholder interest on the Purchase Price from the date upon which the third party was required to pay the Purchase Price to the Payment Date at a rate of interest which shall be calculated on a daily basis as the average U.S. Dollar lending rate of three first rate international banks such as but not limited to JP Morgan, Citibank and HSBC;

          1.2.5 that the offer of the Offering Shareholder's Shares is conditional upon the acceptance for purchase of all of the Offered Interest under the same terms and conditions.

     1.3 Service of an Offer Notice shall be deemed an irrevocable offer by the Offering Shareholder to sell the Offered Interest to the Offeree upon the terms and subject to the conditions therein provided.

          For a period of 30 (thirty) calendar days following the service of the Offer Notice ("the Option Period") the Offerees, if more than one, shall have the option to purchase such number of shares constituting the Offered Interest which is calculated using the following formula: the numerator shall be the number of shares being sold by such Shareholder and the denominator shall be the total number of issued shares in the Company, excluding for these purposes the shares constituting the Offered Interest, multiplied by the number of Shares held by the Offeree, ("Proportional Number"). If any Offeree does not exercise its right to purchase its Proportional Number, then such Offeree's Proportional Number ("the Remaining Number") shall be offered to the other Offerees on a pro rata basis or such other basis as may be agreed between the other Offerees.

     1.4  The right conferred upon the Offerees by paragraph 1.3 of this
          Schedule 3 shall be exercisable by the Offeree by the service of a written acceptance (the "Acceptance Notice") of the Offer Notice at any time prior to the Transfer Date. The price per Offering Shareholder's Share payable by the Offeree to the Offering Shareholder shall be the Purchase Price.

     1.5 The Acceptance Notice shall constitute an acceptance by the Offerees (the "Accepting Shareholders") of the Offered Interest as provided therein, and shall create a binding obligation on the Accepting Shareholders and the Offering Shareholders to enter into contracts for the sale and purchase of the Offered Interest, provided however that the Offering Shareholder shall not be obliged to sell any portion of the Offered Interest to the Accepting Shareholders if the Accepting Shareholders do not in the aggregate agree to accept and purchase all of the Offered Interest.

     1.6 The closing date of the purchase and sale of the Offered Interest by the Accepting Shareholders pursuant to paragraphs 1.1 through 1.6 of this Schedule 3 ("the Closing Date") shall be the third Business Day following the expiration of the Option Period or at such other time as may be mutually agreed to in writing by the Offering Shareholder and all of the Accepting Shareholders. The place of closing shall be mutually agreed between the Offering Shareholder and all of the Accepting Shareholders.

     1.7  On or before the Closing Date:

     (A) the Offering Shareholder shall deliver to the Accepting Shareholders in respect of the Offered Interest:

                 (1) the relevant executed share transfer forms;

                 (2) the relevant share certificates;
                 (3) a power of attorney in favour of the relevant Accepting Shareholder enabling it to exercise all rights of ownership in respect of the relevant Offered Interest including voting rights; and

     (B) the Accepting Shareholders shall pay the Purchase Price in the currency, on the Payment Date and in such manner as indicated in the Offer Notice, to the extent permitted by Applicable Law, or agreed between the Offering Shareholder and all of the Accepting Shareholders.

Subject to the provisions of this Schedule 3, if none of the Offerees exercises its pre-emption rights or the Remaining Shareholders do not agree to purchase the Remaining Number, as the case may be, under this Schedule 3 or any of them fail to comply with the requirements of paragraphs 1.3 and 1.7 above then, subject to paragraph 2 of this Schedule 3, the Offering Shareholder may transfer all of the Offered Interest to a third party (the "Third Party Purchaser").


     1.8 If the Offering Shareholder exercises its right to offer the Offered Interest to a Third Party Purchaser under paragraph 1.8 above then the following provisions shall apply:

          1.8.1 the closing date ("the Third Party Transfer Date") for such a transfer shall be 60 (sixty) calendar days following the Transfer Date;

          1.8.2 the transfer to the Third Party Purchaser must be subject to the same terms as set out in the Offer Notice, such terms to be contained in an offer notice ("the Third Party Offer Notice").

          1.8.3 the Third Party Purchaser must elect to purchase the Offered Interest by issuing an acceptance notice ("the Third Party Acceptance") by the Third Party Transfer Date.

     1.9 The completion of the transfer of the Offered Interest to the Third Party Purchaser shall be completed within 60 (sixty) days of the Third Party Transfer Date (the "Third Party Closing Date") and subject to the following conditions:

          (i)    the Third Party Purchaser shall issue a Third Party Acceptance;

          (ii) the Third Party Purchaser shall have first entered into the Deed of Adherence substantially in the form set out in Schedule 5 of this Agreement;

          (iii) the Offering Shareholder shall deliver to the Third Party Purchaser in respect of the Offered Interest:

                 (a) the relevant executed share transfer forms;
                 (b) the relevant share certificates;
                 (c) the power of attorney in favour of the Third Party
                     Purchaser enabling it to exercise all rights of ownership in respect of the relevant Offered Interest including voting rights; and

          (iv) the Third Party Purchaser shall pay the Purchase Price in the currency, within the time limit and in such manner as indicated in the Third Party Offer Notice, to the extent permitted by Applicable Law, or agreed between the Offering Shareholder and the Third Party Purchaser.

     1.10 If the transfer of the Offered Interest to the Third Party Purchaser is not completed by the Third Party Closing Date then the Third Party Offer Notice shall lapse and all provisions of this Schedule 3 shall again apply in full.

2.   TAG-ALONG RIGHTS

     If any Shareholder holding a Controlling Interest in the Company ("the Majority Shareholder") intends to transfer its shareholding (in full or in part) ("the Majority Shareholding") to a third party or parties ("the Majority Shareholding Purchaser") and as a result of the proposed transfer the Majority Shareholder will cease to hold a Controlling Interest then the following provisions shall apply:


     2.1 the Majority Shareholder shall serve upon all other Shareholders ("the Remaining Shareholders") a written notice ("the Transfer Notice") of the intended transfer to a Majority Shareholding Purchaser, such notice to specify (a) the name of the Majority Shareholding Purchaser and the details of the beneficial owners thereof, (b) the price of each Share to be transferred, (c) the expected date of the sale, (d) the manner and date upon which the sale price is to be paid by the Majority Shareholding Purchaser, and (e) any other relevant terms of such transfer, such Transfer Notice to be served at least 30 (thirty) Business Days prior to the Majority Shareholder entering into any contract for the sale or transfer of the Majority Shareholding.

     2.2  Upon receipt of the Transfer Notice:

          2.2.1 any of the Remaining Shareholders may, within 10 (ten) Business Days following the date of receipt of the Transfer Notice, serve written notice ("the Tag-Along Notice") on the Majority Shareholder that such Remaining Shareholder requires its Shares to be included in the Majority Shareholder's transfer to the Majority Shareholding Purchaser on the same terms and conditions as specified in the Transfer Notice; or

          2.2.2 Grand may, provided it shall not have served a Tag-Along Notice and subject to Clause 2.3 below, exercise the Put Option contained in, and in accordance with the provisions of, Clause 4 of this Schedule 3, or, without limiting or restricting any rights available to Grand, by notice in writing to the Majority Shareholder, such notice to be served within 10 days from receipt of the Transfer Notice, elect to remain a Shareholder in the Company in which case such election shall be final and binding on the Remaining Shareholder and the remaining provisions of clause 2 shall not apply.

     2.3 The service by a Remaining Shareholder of a Tag-Along Notice on the Majority Shareholder shall constitute:


          2.3.1 the authorisation by such Remaining Shareholder to the Majority Shareholder to negotiate and enter into a contract of sale or other transfer ("the Sale Agreement" which term shall include any and all schedules, annexes, attachments and any side letters or agreements of any kind whatsoever) of the Shares of such Remaining Shareholder to the Majority Shareholding Purchaser on the same terms and conditions as the sale or other transfer of the Majority Shareholding or more favourable terms and conditions than those aforesaid, including the price per Share, and on the terms and conditions no less favourable for the Remaining Shareholder than those contained in the Transfer Notice; and

          2.3.2 an obligation on the part of the Remaining Shareholder owed to the Majority Shareholder to transfer, upon payment of the consideration in the amount and on the terms no less favourable for the Remaining Shareholder than those stated in the Transfer Notice, the Shares to the Majority Shareholding Purchaser in accordance with the Sale Agreement entered into by the Majority Shareholder, provided such Sale Agreement is on the terms and conditions no less favourable to the Remaining Shareholder than those of the Transfer Notice and in accordance with the requirements of this Agreement.

     2.4 Upon receipt of a Tag-Along Notice the Majority Shareholder shall become obliged to include the Shares of the Remaining Shareholder, which has served the Tag-Along Notice, as Shares to be transferred to the Majority Shareholding Purchaser under the Sale Agreement on the terms and conditions no less favourable for the Remaining Shareholder than those specified in the Transfer Notice and this Agreement and, correspondingly, on the same terms that the transfer of the Majority Shareholding is taking place or is due to take place.

     2.5 The Majority Shareholder shall, within 2 days of (a) the date of the signing of the Sale Agreement by or on behalf of the Majority Shareholder, or (b) the date on which the Sale Agreement becomes unconditionally binding on the parties, whichever shall occur the sooner, deliver to the Remaining Shareholder who served the Tag Along Notice, a complete true copy of the Sale Agreement duly executed by the parties and certified by a director of the Majority Shareholder. Should, contrary to Clause 2.4 of this Schedule 3, the Sale Agreement entered into by the Majority Shareholder contain terms and conditions of sale or other transfer of the Shares of the Remaining Shareholder which are different or less favourable than the terms specified in the Transfer Notice and/or this Agreement or to the terms upon which the Majority Shareholder shall transfer its Shares to the Majority Shareholding Purchaser, or should the Sale Agreement and its terms and conditions not be disclosed in detail to the Remaining Shareholder as required by this Clause 2.5 of this Schedule 3, the Remaining Shareholder shall be entitled to elect, in its own discretion and at any time, by a notice in writing to the Majority Shareholder and/or the Company:

          2.5.1 to accept the different terms for the sale or other transfer of its Shares contained in the Sale Agreement; and/or

          2.5.2 to require the Majority Shareholder to pay to such Remaining Shareholder the amount equal to any difference between the price of the Shares quoted in the Transfer Notice and the price of the Shares agreed by the Majority Shareholder under the Sale Agreement; and/or

          2.5.3 to require the Majority Shareholder to pay to such Remaining Shareholder the amount equal to any difference between the price agreed by the Majority Shareholder in the Sale Agreement as the price for the Majority Shareholding and the price of the Shares of such Remaining Shareholder.

          2.5.4 in the case of Grand to exercise the Put Option contained in clause 4 of Schedule 3 of this Agreement.

     2.6 The election of the Remaining Shareholder under Clause 2.5 above shall be binding on the Majority Shareholder, and the Majority Shareholder shall, within thirty (30) days of the notice from the Remaining Shareholder given in accordance with 2.5 above, comply with and perform all its obligations owed to such Remaining Shareholder which are specified in such notice in accordance with this Agreement.

     2.7 It is agreed that, except as provided in Clause 2.5.4 above, in this Clause 2.7 and in Clause 2.10 below, Grand shall not, without the prior written consent of the Majority Shareholder, be entitled to exercise the Put Option contained in Clause 4 of Schedule 3 of this Agreement, for a period of 90 days from the date on which Grand served a Tag-Along Notice on the Majority Shareholder, unless during that period either the Majority Shareholder shall have served on Grand a notice stating that the Majority Shareholder no longer intends to sell the Shares to the Majority Shareholding Purchaser or, having entered into the Sale Agreement, the Majority Shareholding Purchaser shall have defaulted on any of its obligations under the Sale Agreement and such default shall have continued unremedied for a period of at least 30 days from the date of the maturity for such obligation stated in the Sale Agreement (unless acceleration or cross default provisions apply in which case Grand shall be entitled to exercise its rights under Clause 4 of Schedule 3 of this Agreement immediately).

     2.8 In the event the Majority Shareholder, having received the Tag-Along Notice, fails to enter into the Sale Agreement on the terms of the Transfer Notice and in accordance with this Agreement within at least 180 days from the receipt of the Tag-Along Notice, the Remaining Shareholder who served such Tag-Along Notice shall, on the expiry of such period of 180 days, be entitled to serve a notice on the Majority Shareholder cancelling the Tag-Along Notice

          ("the Cancellation Notice"), such cancellation to become effective on the expiry of 21 days from the date of service of the Cancellation Notice.

     2.9 Upon receipt of the Cancellation Notice, the Majority Shareholder shall have, until the cancellation of the Tag-Along Notice becomes effective in accordance with Clause 2.8 above, the right to enter into the Sale Agreement on the terms no less favourable to the Remaining Shareholder than those contained in the Transfer Notice, provided that if the Majority Shareholder fails to enter into the Sale Agreement prior to the date on which the Cancellation Notice becomes effective in accordance with the provisions of Clause 2.8 above, the Majority Shareholder shall not be entitled to proceed with the sale of the Majority Shareholding or the Shares of the Remaining Shareholder that served the Tag Along Notice, to the Majority Shareholding Purchaser without first serving a new Transfer Notice on the Remaining Shareholders in which case the provisions of this Clause 2 shall apply de novo.

     2.10 Grand shall be entitled to exercise the Put Option contained in Clause 4 of Schedule 3 of this Agreement on the expiry of the 21 day period stated in the Cancellation Notice unless the Majority Shareholder shall have already entered into the Sale Agreement in compliance with this Agreement.

     2.11 The Majority Shareholder may not close the sale or transfer of the Majority Shareholding under the Sale Agreement or otherwise and/or receive, or become entitled to, consideration or any benefit or right with respect to such consideration (in full or in part) until the Remaining Shareholder who served the Tag Along Notice shall have received in full in accordance with its terms its consideration for its Shares.

3.   CHANGE OF CONTROL

3.1 In the event that a Shareholder or a member of the Shareholder intends to enter into any transaction which will or may result in the change of Controlling Interest over any Shareholder of the Company (the "Changing Shareholder") in favour of persons who are not members or participants of such Shareholder or its members as of the date of this Agreement, irrespective of whether the change occurred before or after the performance of this Agreement, it shall, at least 30 (thirty) days before entering into any such transaction, serve a written notice on the other Shareholder ("the Other Shareholder") and provide such information concerning the nature of the transaction and the party which will acquire an interest in such Shareholder or its members as the other Shareholder shall reasonably request in writing;

3.2 The Other Shareholder shall within a further period of 30 (thirty) days (provided it has complied with all of its material obligations under this Agreement) have the right (but not the obligation) by way of written notice ("the Notice") to the Changing Shareholder to purchase all of its Shares and/or other securities in the Company (including the title to such securities) at the Price of the Shares and the Changing Shareholder hereby undertakes to sell such Shares and/or other securities in favour of the Other Shareholder at the Price of the Shares (the "Call Option");

3.3 Unless otherwise expressly agreed in writing by the Shareholders, the same accounting and audit principles must be applied during the whole period from the date of this Agreement and during the enjoyment of rights under the Call Option.

4.   PUT OPTION

4.1 GRAND shall have the right (the "Put Option"), at any time, prior to it serving a Tag- Along Notice under Clause 2 of this Schedule 3 unless otherwise allowed by the terms of this Agreement, by notice in writing to be served upon the Company and CTF, which must expressly state whether it is served pursuant to 4.1.1 or 4.1.2 below ("the Notice"), to require CTF or at the election of CTF to be made in writing within 14 days from receipt of the Notice to require the Company (the "Purchaser") to purchase all of the Shares held by GRAND:

     4.1.1 at the Price of the Shares which price must be specified in the Notice ("GRAND Interest"). In this case, the Purchaser shall upon receipt of the Notice be obliged to buy out the GRAND Interest in accordance with the rules and procedure as provided for in this
            Section 4 of Schedule 3.

     4.1.2 at a different sale price for its GRAND Interest which shall be no less than the Price of the Shares which price must be specified in the Notice.

     Within 30 (thirty) days from the date of the receipt by the Purchaser of the Notice served under 4.1. the Purchaser shall be bound and entitled to send whether on its behalf or if it so elects, on behalf of the Company to GRAND a written counter notice (the "Counter Notice") electing either for itself or the Company to accept the offer of GRAND on the terms of the notice or, if the price is different in accordance with Clause 4.1.2, to make a counteroffer to GRAND to sell all (but not part only) of its own shares in the Company to GRAND for the same price stated in the Notice in which case GRAND or, if requested by GRAND, the Company shall upon receipt of the Counter Notice become obliged to buy all such Shares (but not part only) from the Purchaser for the price stated in the Notice.

     4.1.3 Such Notice given by GRAND under clause 4.1.2 shall be irrevocable, unless all other Shareholders receiving the notice give their written consent to its withdrawal.

4.2  Completion of the purchase and sale of the Shares in accordance with Clause
     4.1 and the payment of the consideration for the Shares to the selling Shareholder shall take place no later than 180 (one hundred eighty) days after the date on which the respective rights and obligations arise as provided for in Clause 4.1 above (the "Put Option Closing"). The Shareholders undertake to and shall take all such actions and do all such other acts and things as are necessary and sufficient to complete the purchase and shall if necessary consent to the holding at short notice of any meeting of shareholders required to be held for this purpose.

4.3 The form of the sale and purchase agreement for any sale of the Shares under this Clause 4 of Schedule 3 shall be as set out in Schedule 4 to this Agreement.

4.4  No later than the date of the Put Option Closing:

(A)  the selling Shareholder shall deliver to the Purchaser of the Shares:

               (a) the relevant executed share transfer forms;
               (b) the relevant Share certificates;
               (c) powers of attorney in favour of the purchasing shareholder to enable it to exercise all rights of ownership to the Shares, including voting rights; and

(B) the Purchaser shall pay the corresponding price of the Shares and the Company Debt (if any) to the Transferor in US Dollars in accordance with Clauses 3.7 and 3.8 of this Schedule 3, to the extent permitted by applicable law, in such manner as shall be mutually agreed to in writing between the Shareholders.

5.   PERMITTED TRANSFERS

5.1 Notwithstanding any provision of this Agreement to the contrary, the Shareholders shall irrevocably and unconditionally agree that a GRAND's shareholder may at any time at his own discretion transfer (and do so once or several times) the shares or the rights to shares in GRAND to the managers of Alfa-Eco Group, provided that individual persons (managers of Alfa-Eco Group) shall be approved by other Shareholders of the Company. In such an event no pre-emptive rights of the other Shareholder (to buy out Shares in the Company and any other rights) shall arise.

5.2 Notwithstanding any provisions of this Agreement to the contrary, the Shareholders irrevocably and unconditionally agree that GRAND shall at any time until 1 March 2002 be entitled to assign or transfer their rights under this Agreement and all Shares (but not part only) to another company, and no rights of other Shareholders of the Company or other persons to such Shares shall arise, provided such a company is wholly owned and controlled by the existing shareholders of GRAND as at the date hereof, and that GRAND shall 21 (twenty one) days prior to such transfer provide and deliver to CTF all such details, information, documents and evidence relating to the intended transferee company and its shareholders and members as CTF shall require prior to such a permitted transfer and provided further that GRAND hereby undertakes to procure that the transferee company shall execute the Deed of Adherence and become jointly and severally liable with GRAND to CTF under the provisions of this Agreement and that any such transfer or assignment shall not affect diminish or impair the obligations of GRAND as a party to this Agreement. Subject to GRAND complying with the provisions of this Clause and of this Agreement CTF undertakes, at the sole expense of GRAND, to take all actions reasonably necessary and sufficient to approve and fulfil such transfer and assignment made in compliance with this provision.

SCHEDULE 4

                        Form of Share Purchase Agreement
                        --------------------------------

This Agreement is made the __________ day of ____________

BETWEEN

(1) [insert name and details of Dissenting Shareholder] and

(2) [insert details of Eco Holdings Limited or name and details of Group Company or Non-dissenting Shareholder]

WHEREAS

(A) [Eco Holdings Limited or Group Company or Non-dissenting Shareholder] is a
company incorporated in [Gibraltar] under number [    ] and whose registered
office is at [      ];

(B)  [Dissenting Shareholder] is the legal and beneficial owner of [     ]
ordinary shares in [Eco Holdings Limited] with a nominal value of [     ] each
(the "Shares");

(C) [Dissenting Shareholder] is also a party to a Shareholder Agreement dated [ ] 200__ (the "Shareholders Agreement") relating to the regulation and control of Eco Holdings Limited. Pursuant to Clause 8 of the Shareholders Agreement [Dissenting Shareholder] has agreed to sell, and [Eco Holdings Limited or Group Company or Non-dissenting Shareholder] [has]/[have] agreed to purchase the Shares, subject to the terms set out in this Agreement,

NOW IT IS HEREBY AGREED as follows:

1.   AGREEMENT TO SELL SHARES

     [Dissenting Shareholder] agrees to sell and [Eco Holdings Limited or Group Company or Non-dissenting Shareholder] hereby agrees to purchase [all the Shares] [such number of the Shares as is specified against its name in the schedule hereto], free from all claims, charges, liens, equities and encumbrances and together with all rights and advantages now and hereinafter attaching thereto.

2.   CONSIDERATION

     In consideration of the transfer of the Shares to [Eco Holdings Limited or Group Company or Non-dissenting Shareholder], [Eco Holdings Limited or Group Company or Non-dissenting Shareholder] agrees to pay to [Dissenting
     Shareholder] the sum of [      ].

3.   REPRESENTATIONS AND WARRANTIES

     [Dissenting Shareholder] represents and warrants that
          (a)  it is the legal and beneficial owner of the Shares
          (b) it has the legal right to sell and transfer the Shares to [Eco Holdings Limited or Group Company or Non-dissenting Shareholder]

          (c) there are no claims, charges, liens, equities or encumbrances on the Shares or that, if there are, they will be discharged on or before completion of the sale.

4.   COMPLETION

     Completion shall take place on the fifth Business Day after all necessary approvals have been obtained as specified in sub-clause 8.4 of the Shareholders' Agreement at the registered office of Eco Holdings Ltd. [Dissenting Shareholder] will deliver to [Eco Holdings Limited]/[Group Company] duly executed transfer[s] of the Shares in favour of [Eco Holdings Limited or Group Company or Non-dissenting Shareholder] or as [it]/[they] direct accompanied by the relative share certificates and the purchaser(s) shall pay to the [Dissenting Shareholder] the consideration in immediately available funds to such bank account as [Dissenting Shareholder] shall direct.

5.   GOVERNING LAW AND DISPUTE RESOLUTION

5.1 This Agreement shall be governed by and construed in accordance with the laws of Gibraltar.

5.2 The parties irrevocably agree that the courts of England shall have exclusive jurisdiction in relation to any claim, dispute, suit, or action ("Proceedings") which may arise out of or in connection with this Agreement and hereby irrevocably submit to such jurisdiction.

5.3 Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

5.4 Nothing in this Agreement shall affect the right of any party to bring Proceedings by way of interim injunctive relief and/or any other interim measures in the courts of any other jurisdiction in support of, or in relation to, any actual or intended Proceedings in the courts of England as provided for in this Clause, or the ability of the parties hereto to seek and obtain enforcement of any judgement of the courts of England in connection with this Agreement through the competent courts of any other jurisdiction.

5.5 [_____________] hereby confirms that it has appointed __________________________ of _______________________ London, United
     Kingdom ("[__________] Process Notice Agent"), as its agent for service of process in England for the purposes of this Clause 5, [____________] hereby confirms that it has appointed ___________________________ of ___________________________ London, United Kingdom ("[_______] Process
     Notice Agent") as its agent for service of process in England for the purposes of this Clause 5 of this Agreement, and Eco Holdings Limited hereby confirms that it has duly appointed ________________ of ________________________ , London, United Kingdom ("EHL Process Notice Agent") as its agent for service of process in England for the purposes of this Clause 5. Each of [_______], [________] and the Company hereby confirms that they have secured the agreement of each of the [______] Process Notice Agent and [____________] Process Notice Agent and the EHL Process Notice Agent respectively to act in the capacity prescribed by, and for the purposes of, this Clause 5 and that the service of a notice of process by one party on the agent of the other party at the address specified in this Clause 5 will constitute the proper service of notice of process under this Clause 5 and applicable law. Each party hereby undertakes to maintain its process notice agent in the United Kingdom at all times when the rights and obligations and liabilities under this Agreement remain outstanding, and to inform all parties should such agent be substituted by another agent and to notify promptly all parties of the name and address of such new agent in the United Kingdom.

[Insert similar provisions for the other parties to the agreement]

6.   COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instruments.

     Executed under hand the day and year first before written.

                                   SCHEDULE 5

                           FORM OF DEED OF ADHERENCE
                           -------------------------


THIS DEED OF ADHERENCE is made the [  ] day of [    ] by [    ] with registered
office at [    ] (hereinafter called "the Covenantor")

SUPPLEMENTAL to the agreement dated the [  ] day of [    ] 200__ and made
between the CTF Holdings Limited (1) GRAND FINANCIAL HOLDING S.A. ("GRAND") (2), and Eco Holdings Limited ("Eco Holdings") (3) (the "Principal Agreement")

WITNESSETH as follows:-

1. The Covenantor hereby confirms that it has been supplied with a copy of the Principal Agreement and hereby covenants with each of the persons named in the First Schedule hereto to observe, perform and be bound by all the terms of the Principal Agreement which apply to the Shareholders and which have not been performed at the date hereof to the intent and effect that the Covenantor shall be deemed with effect from the date on which the Covenantor is registered as a member of Eco Holdings to be a party to the Principal Agreement as a Shareholder.

2. Terms defined in the Principal Agreement shall have the same meaning when used in this deed.

3. This deed shall be governed by and construed in accordance with the laws of Gibraltar.(Jurisdiction of the courts of England to be inserted in substantially the same language as provided for in the Agreement.)

EXECUTED as a deed the day and year first before written.

                                   SCHEDULE 6

                     Creation of a Separate Holding Company
                     --------------------------------------
                  for Industrial Assets of the Alfa-Eco Group
                  -------------------------------------------

6.1 This Schedule 6 is a declaration of intent by the parties and does not nor it is intended to create legally binding obligations in respect of the matters hereinafter contained in any part of this Schedule. CTF and GRAND have agreed that it is their intention to explore the possibility of restructuring the Company and its assets by creating a separate new holding company (Newco) for the purpose of owning long-term Industrial Assets (as the term is defined in this Schedule 6 below) of the Alfa-Eco Group. CTF and GRAND agree that subject as aforesaid and subject to obtaining satisfactory legal, fiscal and taxation advice on the advantages, disadvantages, and manner of and structure for implementing such a restructuring, it is their intention that this new company will be organised mainly on the principles set out in this Agreement, subject to the specific provisions stipulated in this Schedule 6 below. The parties will discuss and negotiate in good faith in an endeavour to agree the terms of a separate Shareholders' agreement which CTF and GRAND will enter into in the future. The parties may agree to different variants of organising Newco (or companies) while maintaining the essence of the Shareholders' relationship as expressed in this Agreement (e.g. the new company or companies may be 100 (one hundred) per cent subsidiaries of the Company or sisters). The Parties have agreed that they will make all necessary and reasonable efforts to ensure that the Company does not compete with Newco nor duplicates its business and Newco will not compete with the Company nor duplicate the Company's business.

6.2 The Parties have agreed that part of the restructuring proposals may provide that in the event of the Company owning or acquiring any Industrial Asset at the Acquisition Date (as the term is defined in this Schedule 6 below), the Shareholders of the Company will, on the expiry of two years from the date of acquiring such Industrial Asset, consider the possibility of transferring Industrial Assets to Newco.

6.3 (1) The parties have agreed that if a resolution to transfer the Industrial Asset to Newco is to be passed:

          (A) within 2 (two) years from the Acquisition Date of such Industrial Asset, such resolution shall not be effective unless it receives the approval of 75 (seventy five) per cent plus 1 (one) vote of the total number of votes attached to issued and fully paid-up Shares.

          (B) on or after the expiry of 2 (two) years from the Acquisition Date of such Industrial Asset, such resolution shall be effective if passed at a shareholders meeting by a majority of no less than 50 (fifty) per cent plus 1 (one) vote of the total number of votes attached to the issued and fully paid-up Shares.

(2) It is the intention of the Parties that the transfer of the Industrial Asset shall be effected at the price at which the Industrial Asset were originally purchased by the Company subject to encumbrances taking account of inflation increased by all the expenses and disbursements incurred or defrayed by the Company in respect of such Industrial Asset related (without limitation) to its evaluation, acquisition, maintenance, repair and management, and improvement. The transfer of the Industrial Asset may be carried out for monetary consideration, or in exchange for other assets including the transfer of shares or other securities, rights or other assets, or for any other consideration.
The decision on further transfer by the Company of the Industrial Asset from time to time shall be adopted in accordance with the same procedures established above in this Schedule 6.

(3) It shall be a condition of the transfer of the Industrial Asset to Newco that they are transferred together with the burden of all debts, obligations, liabilities and encumbrances in respect of such Industrial Asset and that upon transfer the Company shall be released and discharged from all debts, obligations, liabilities and encumbrances whatsoever and howsoever incurred whether directly or indirectly in connection with such transferred Industrial Assets and within no more than 60 (sixty) days (the "Term of Transfer") from the date of passing the resolution to transfer such Industrial Asset, unless the Parties pass a resolution in accordance with Part One of Schedule 2 to this Agreement with different time periods and terms of transfer before the Term of Transfer.

(4) Subject to a definitive agreement being reached by the parties to proceed with the restructuring of the Company aforesaid, the parties shall and shall procure that the Company thereafter be obliged to act, directly or indirectly, in such a way in its mutual relations with third parties to ensure that the transfer of the Industrial Assets hereby contemplated is not unreasonably obstructed.

(5) The Parties have agreed that all authorised and issued shares (and rights attached to them) of and in Newco and any other companies created for the purpose of this Schedule 6, must be allotted among the Shareholders in the proportion stipulated in this Agreement. The Shareholders shall have the same rights of pre-emption to any such shares in or other securities of Newco as they enjoy in respect of the Shares in the Company under the provisions of this Agreement.

(6) The Parties have agreed that they will make all necessary efforts in order not to allow any transfer of any assets from the Industrial Asset (or the creation of third party rights), if such transfer grants or may grant whether directly or indirectly benefits to solely to one Shareholder to the exclusion of another Shareholder.

6.4 For the purpose of this Schedule 6 the term "Acquisition Date" means any date when the Company becomes the legal or beneficial owner of such Industrial Asset whether under statute, common law, contract or equity.

6.5 For the purposes of this Schedule 6, the term "Industrial Asset" means property or securities (including convertible, derivatives and debt securities, but not cash), relating to any objects of industrial production, extractive industry, agricultural production, rendering of services, which the Company acquires principally as long term investments with the aim of making a profit (whether in the form of dividends, increase of market value or other payments), including those which include trading activities only as an ancillary or incidental activity to the long term investment.

6.6 Subject as aforesaid and to the extent that under the above provisions the Shareholders become shareholder(s) in Newco the Parties have agreed that the shareholders' agreement for Newco in respect of the Industrial Assets will have the following rules which are different to the principles applicable to the Company under other parts of the Shareholders' Agreement of the Company.

(1) The procedure for withdrawal by a minority shareholder from Newco in the event of conflict between the shareholders (impossibility of adopting a decision by a 75 (seventy five) per cent plus 1 (one) vote approval) shall be as follows:

If the issue does not receive approval of 75 (seventy five) per cent plus 1
(one) of the votes of holders of issued and fully paid-up shares in Newco at the general shareholders meeting, in which the issue was first placed on the agenda or within 30 (thirty) days from the date from which such shareholders meeting should have taken place in accordance with the rules of procedural requirements (the Conciliation Procedure Term), then the minority shareholder has the right at his election to either (1) agree (by means of action or omission) with the decision of the majority shareholder (in which case the resolution shall be considered as adopted), or (2) to make an offer by notice in writing to a majority shareholder to buy the shares of the minority shareholder in Newco at a price determined in accordance with the procedure applicable to the determination of the Price of the Shares in the Company's Shareholders' Agreement, and the majority shareholder shall be obliged to buy out such shares in Newco at the Price of the Shares.

(2) The right of the minority shareholder to withdraw from Newco where there is no conflict between the Shareholders and no sale of shares in Newco to a third party shall be as follows:

If a minority shareholder wishes to withdraw from Newco, where there is no conflict as aforementioned and no sale to a third party, the minority shareholder shall by notice in writing to the majority shareholder offer all its shares in Newco to the majority shareholder or the Company (at the option of the majority shareholder) and the majority shareholder (or the Company as the case may be) shall be obliged to buy all the shares of the minority shareholder in Newco at the price determined in accordance with the same procedure applicable to the Price of the Shares in the Company's Shareholders' Agreement.

(3) Determination of the amount and payment procedure in respect of dividends:

A resolution on the issue of the amount and procedure for dividend payments by Newco shall be passed at a general shareholders meeting by no less than a simple majority of the votes (50 (fifty) per cent plus 1 (one) share) of the shareholders of issued and fully paid-up shares in Newco.

The minimal amount of dividends subject to obligatory annual payment to the shareholders of Newco is fixed at a sum in the amount not less than 20 (twenty) per cent of all the profit of Newco but not more than US$3,500,000 (three million five hundred thousand United States Dollars) if no other (minimum and/or maximum) sum is agreed at a general shareholders meeting by no less than 75 (seventy five) per cent plus 1 (one) of the votes of the shareholders of the total number of issued and fully paid-up shares in Newco.

(4) The Transaction Threshold for the Newco Shareholder Agreement shall be agreed by the Shareholders to be resorted to writing in a separate agreement prior to Completion.

                                   SCHEDULE 7

                    Form of Initial Share Purchase Agreement
                    ----------------------------------------

This Agreement is made the __________ day of ____________

7.   BETWEEN

(1) CTF Holdings Limited a Company incorporated in Gibraltar under number 58115 and whose registered office is at Suite 2, 4 Irish Place, Gibraltar ("CTF"), and

(2) GRAND FINANCIAL HOLDING S.A. a Company incorporated in Luxembourg under number 80 481 and whose registered office is at L-2449 Luxembourg, 11, Boulevard Royal ("GRAND").

WHEREAS

(A) Eco Holdings Limited is a company incorporated in Gibraltar under number 71703 and whose registered office is at 28 Irish Town, Gibraltar (the "Company");

(B) CTF is the legal and beneficial owner of 500 (five hundred) ordinary shares with nominal value of US$1.00 (one United States Dollar) each in the Company;

(C) CTF, GRAND and the Company are the parties of the shareholders agreement dated the date hereof (the "Shareholders Agreement");

(D) This Agreement is supplemental to the Shareholders Agreement under and by reason of which CTF has agreed to sell to GRAND 150 (one hundred fifty) ordinary shares of the Company with nominal value of US$1.00 (one United States Dollar) each (the "Shares") and GRAND has agreed to purchase the Shares, subject to the terms set out in this Agreement and the Shareholders Agreement,

NOW IT IS HEREBY AGREED as follows:

1.   AGREEMENT TO SELL SHARES

1.1 In consideration of the execution of the Shareholders Agreement and the performance by the parties of all the covenants, conditions, stipulations and other matters therein contained and as part of the transactions therein contemplated, CTF hereby agrees to sell and GRAND hereby agrees to purchase the Shares, free and clear from all claims, charges, liens, equities and encumbrances and together with all rights and advantages now and hereinafter attaching thereto.


2.   CONSIDERATION

2.1 In consideration of the transfer of the Shares to GRAND, GRAND agrees to pay to CTF the sum of [US$ ].

3.   REPRESENTATIONS AND WARRANTIES

3.1  CTF represents and warrants to GRAND that:

      (a) it is the legal and beneficial owner of the Shares;

      (b) save as provided in clause 3.2 of the Shareholders Agreement, it has the legal right to sell and transfer the Shares to GRAND;

      (c) signing, execution and performance of this Agreement does not and will not violate or conflict with any law, statute, order, contract, instrument or any other document which is applicable to CFT, to which CFT is a party or by which CFT is bound;

      (d) there are no claims, charges, liens, equities or other encumbrances on the Shares or that, if there are, they will be discharged on or before completion of the sale.

4.  COMPLETION

4.1 Completion shall take place simultaneously with the Completion under the Shareholders Agreement (as defined therein) in accordance with its terms and conditions (the "Completion"). Upon the Completion, CTF shall deliver to GRAND duly executed instrument of transfer of the Shares in favour of GRAND (or as it directs) accompanied by the relative share certificates and GRAND shall provide the confirmation of payment of consideration by GRAND or any third party with reference to the Shares from GRAND's (or such third party's) bank to CTF in same day funds to such bank account as CTF shall direct.

5.  GOVERNING LAW AND JURISDICTION

5.1 This Agreement shall be governed by and construed in accordance with the laws of Gibraltar.

5.2 The parties irrevocably agree that the courts of England shall have exclusive jurisdiction in relation to any claim, dispute, suit, or action ("Proceedings") which may arise out of or in connection with this Agreement and hereby irrevocably submit to such jurisdiction.

5.3 Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

5.4 Nothing in this Agreement shall affect the right of any party to bring Proceedings by way of interim injunctive relief and/or any other interim measures in the courts of any other jurisdiction in support of, or in relation to, any actual or intended Proceedings in the courts of England as provided for in this Clause, or the ability of the parties hereto to seek and obtain enforcement of any judgement of the courts of England in connection with this Agreement through the competent courts of any other jurisdiction.

5.5 Grand hereby confirms that it has appointed __________________________ of _______________________ London, United Kingdom ("Grand Process Notice Agent"), as its agent for service of process in England for the purposes of this Clause 5, CTF hereby confirms that it has appointed ___________________________ of ___________________________ London, United Kingdom ("CTF Process Notice Agent") as its agent for service of process in England for the purposes of this Clause 5 of this Agreement. Each of Grand and CTF hereby confirms that they have secured the agreement of each of the Grand Process Notice Agent and CTF Process Notice Agent respectively to act in the capacity prescribed by, and for the purposes of, this Clause 5 and that the service of a notice of process by one party on the agent of the other party at the address specified in this Clause 5 will constitute the proper service of notice of process under this Clause 5 and applicable law. Each party hereby undertakes to maintain its process notice agent in the United Kingdom at all times when the rights and obligations and liabilities under this Agreement remain outstanding, and to inform all parties should such agent be substituted by another agent and to notify promptly all parties of the name and address of such new agent in the United Kingdom.

6. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instruments.

Executed under hand the day and year first before written.


For and on behalf of               For and on behalf of
CTF Holdings Limited               GRAND FINANCIAL HOLDING S.A.


____________________               ________________________